Exhibit 99.1

FOR IMMEDIATE RELEASE

Second Sight Medical Products Names Dean Baker and Alexandra Larson to its Board of Directors

Los Angeles, CA – (BUSINESS NEWSWIRE) – April 6, 2021 – Second Sight Medical Products, Inc. (NASDAQ: EYES) (the “Company” or “Second Sight”), a leading developer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today announced that the Company’s Board of Directors has appointed two new members, Dr. Dean Baker and Ms. Alexandra Larson.  Dr. Baker has also been appointed to the Audit Committee of the Board.

“We are honored and excited to add these two very talented individuals to our board,” said Gregg Williams, Chairman of the Board.  “I have worked with both for many years and know they are the exact blend of talent and experience we need to move this company strongly forward in our mission to cure all forms of blindness,” concluded Williams.

Dean Baker, Ph.D.

Dr. Baker serves on the Board of Directors of Nano Precision Medical and served on the Board of Directors of Advanced Bionics prior to its sale to Boston Scientific.  In addition, he was the founding director of the Alfred E. Mann Institute for Biomedical Engineering at USC, and served for nine years on the Board of Directors (including serving on compensation, audit, and governance committees) for Semtech, a publicly traded semiconductor company. He currently serves on the Board of Directors for Transonic Imaging, a medical imaging startup. Dr. Baker was also a vice president of Northrop Grumman for 16 years including overseeing a division with $1 billion in annual sales.

Alexandra Larson, JD, MBA

Ms. Larson is Vice President and General Counsel of Williams International, a privately-held designer and manufacturer in the aerospace and defense industry. Prior to Williams International, Ms. Larson was Legal Director and Associate General Counsel at Amcor, Corporate Counsel at Compuware Corporation, and an associate at Baker and McKenzie. Ms. Larson has also held positions with the New York Stock Exchange and United States Department of Justice, Antitrust Division.

On April 5, 2021 Nasdaq notified the Company that it was not in compliance with the audit committee composition requirement and thus may be subject to delisting. The Company believes the addition of Mr. Baker to the audit committee puts it back into compliance with Nasdaq rules regarding audit committee composition.  Nasdaq further notified the Company on April 5, 2021, that due to Matt Pfeffer’s resignation as Acting CEO within one year of his appointment, staff has determined that Mr. Pfeffer is independent and that the Company was in compliance with rules regarding director independence.

About Second Sight Medical Products, Inc.

Second Sight Medical Products, Inc. (Nasdaq: EYES) develops and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals. The Company’s headquarters are in Los Angeles, California. More information is available at https://secondsight.com.

Safe Harbor

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the use of proceeds from the private placement. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Second Sight’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) legal claims or proceedings relating to Second Sight’s termination of the Memorandum of Understanding with Pixium Vision and costs relating thereto; (2) changes in applicable laws or regulations; (3) the possibility that Second Sight may be adversely affected by other economic, business, and/or competitive factors; (4) the impact of COVID-19 on Second Sight’s business; and (5) other risks and uncertainties indicated from time to time in Second Sight’s Form 10-K for the year ended December 31, 2020, including those under “Risk Factors” therein, and in Second Sight’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Second Sight considers immaterial or which are unknown. A further list and description of risks and uncertainties can be found in Second Sight’s Annual Report on Form 10-K, filed on March 16, 2021. Any forward-looking statement made by us in this press release is based only on information currently available to Second Sight and speaks only as of the date on which it is made. Second Sight undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Relations:

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com